UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934  (Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

International Business Machines Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 2019

Dear IBM Stockholder,

As the independent Lead Director and the Chairs of the Committees of the IBM Board of Directors, we are writing to you on behalf of the entire Board to thank you for your support and your investment in IBM, and to share our perspective on IBM and the Board’s role in driving long-term stockholder value.

2018: A Defining Year for IBM

As a Board, we have rigorously overseen the Company’s strategy and execution as IBM has taken actions to lead in the emerging, high-value segments of the IT market and deliver long-term value to stockholders. In addition to returning to revenue growth with $79.6 billion in revenue, IBM had many notable achievements in 2018, including:

•                                          Achieving Strategic Imperatives revenue of nearly $40 billion, representing 50% of IBM revenue

•                                          Strengthening the Company’s position as a leader in cloud and artificial intelligence for the enterprise, generating $19.2 billion in Cloud revenues with an as-a-Service annual run rate of $12.2 billion, growing 18% year to year

•                                          Stabilizing gross margin with improvements throughout the year, culminating in year-on-year expansion in the second half

•                                          Generating significant cash from operations, enabling investment while returning over $10 billion to you, our stockholders, in dividends and gross share repurchases

•                                          Raising the dividend for the 23rd consecutive year - IBM’s 103rd straight year of providing one

•                                          Receiving a record 9,100 patents, including more than 3,000 in AI, cloud and quantum computing, making IBM #1 in U.S. patents for the 26th consecutive year

•                                          Announcing plans to acquire Red Hat, enhancing IBM’s position as the #1 hybrid cloud provider, and divesting select software and services assets

Active Board Refreshment

We are continually focused on ensuring the Board has the optimal mix of skills and industry experience.  In the past few months, we added two new independent directors with deep technology experience: Dr. Martha Pollack, the President of Cornell University, is a computer scientist and leader in the field of artificial intelligence and Admiral Michelle Howard is a former U.S. Navy officer experienced in cybersecurity and technology in the digital age. We have maintained a deliberate mix of new and tenured directors, reflecting our commitment to ongoing, proactive Board refreshment and ensuring that the Board reflects a diversity of backgrounds, talents and perspectives.

1

Corporate Responsibility and Sustainability

The Board and our committees take seriously the responsibility to oversee IBM’s pursuit of the highest standards of corporate responsibility and sustainability.  We are proud to oversee a Company with more than 40 years of demonstrated environmental leadership.  Your Company is recognized for its leadership in building an inclusive and diverse workforce, and continues to leverage IBM’s technology and expertise to create sustainable solutions for the communities where we live and work.  More information regarding IBM’s corporate responsibility and sustainability practices and accomplishments can be found in our Corporate Environmental Report and Corporate Responsibility Report, on our website at https://www.ibm.com/ibm/responsibility/reports/report_downloads.html.

Strong Leadership Structure: Vote AGAINST Item of Business 6

One of the Board’s most important tasks is to ensure that IBM’s leadership serves the best interests of the Company and its stockholders. The Board strongly believes that IBM’s current leadership structure strikes the right balance of allowing the Chairman and CEO to promote a clear, unified vision for the Company’s strategy and to provide the leadership critical for effectively and efficiently implementing the actions needed to drive strong performance over the long term, while ensuring robust, independent oversight by the Board and Lead Director.

In assessing the leadership structure, among other factors, we consider the strength of the Chairman and CEO’s character and the quality of her leadership; the meaningful and robust responsibilities of the independent Lead Director; the strong and highly independent composition of the Board, with all directors except Mrs. Rometty being independent; and the views and feedback heard from our investors throughout the years expressing support for IBM’s leadership structure.

The Board reviews our leadership structure at least annually to ensure the allocation of responsibilities remains appropriate.

Commitment to Pay for Performance: Vote FOR Item of Business 3

Compensation of IBM’s senior leaders is linked with the Company’s performance against core business metrics that are closely aligned with its financial and strategic objectives, designed to appropriately balance short and long-term goals, and reward for performance. We set incentive plan targets that are challenging to attain and are consistent with the financial model shared with investors each year, and we ensure they do not encourage an inappropriate amount of risk taking. The rigor of these performance targets is reflected in the payouts; over the last five years, during IBM’s multi-year business transformation, the CEO has received between 54% and 89% of target compensation.

Decisions about IBM’s executive compensation program are informed by stockholder feedback. After our stockholder outreach in 2018, the Compensation Committee conducted a comprehensive review of our pay program and, taking that feedback into consideration, the Committee enhanced the proxy disclosure on how we tie our executive compensation program to business strategy.  Since the beginning of 2018, we have made several adjustments to the executive compensation program to further strengthen the link between executive pay and long-term performance drivers, including the following:

•                                          Updated the Annual Incentive Program adding total IBM revenue as a metric in 2019, replacing Strategic Imperatives

2

•                                          Utilized a relative Return on Invested Capital modifier for Performance Share Units granted in 2018 and beyond

•                                          Reduced the Annual Incentive Program maximum opportunity for the Chairman and CEO from three times target to two times target beginning in 2018

For these reasons and those discussed in more detail in our proxy statement, the Board believes that our compensation policies and practices are aligned with the interests of our stockholders and designed to reward for performance.

We are proud of IBM’s achievements and the enhancements that we have made to our governance practices, executive compensation program and disclosure, and corporate social responsibility efforts, many of which have resulted from feedback from stockholders.  We hope to receive your support on all of the Board’s recommendations in IBM’s 2019 Proxy Statement, specifically by voting FOR Item of Business 3: Management Proposal on Advisory Vote on Executive Compensation (Say on Pay) and AGAINST the Shareholder Proposals calling for an independent board chairman and the right to act by written consent.

Sincerely,

/s/ Michael L. Eskew	/s/ Shirley Ann Jackson
Michael L. Eskew	Shirley Ann Jackson
IBM’s Lead Director	Chair of IBM’s Directors and Corporate
Chair of IBM’s Audit Committee	Governance Committee

/s/ Alex Gorsky
Alex Gorsky
Chair of IBM’s Executive Compensation
and Management Resources Committee

3

IBM Investor Update Spring 2019 1

2018 Business Highlights IBM returned to growth in 2018, grew earnings per share and stabilized margins Strategy Full-year revenue growth Cloud revenue of $19 billion, with growth led by as-a-Service $79.6B Revenue 46.4% Gross Profit Margin Stabilized margins, with margin expansion in the second half $11.9B Free Cash Flow Enables investment and stockholder returns Returned $10 billion to stockholders in dividends and share repurchases Raised dividend for the 23rd consecutive year $6.28 Annualized Dividend per Share* 17% Return on Invested Capital** Reflects high-value business * Annualized Dividend per Share equals most recent quarterly dividend per share multiplied by four ** Excludes $2 billion in 2018 charges related to the U.S. Tax Cuts and Jobs Act of 2017 2

IBM’s Strong Foundation for the Cognitive and Cloud Era IBM is uniquely positioned to move enterprise clients to the next chapter of digital reinvention Strategy Integrated Model 3 Innovative Technologies Trust and Security Industry Expertise Scaling AI Moving from experimentation to production, scaling and embedding AI across the enterprise Hybrid Cloud Moving mission-critical workloads to the cloud: hybrid, multi-cloud, open, secure, managed

Positioned for the Future IBM has taken actions to lead in the emerging, high-value segments of the IT market, and deliver long-term value to stockholders Strategy Longer-Term Financial Model IBM Today Recent Actions #1 in enterprise IT, and #1 in… Revenue low single-digit growth Maintained high level of investment in R&D, capital, acquisitions to extend lead in areas such as hybrid cloud, AI, security, quantum  AI for business Pre-tax income mid single-digit growth  hybrid cloud Announced acquisition of Red Hat to accelerate adoption of hybrid cloud  enterprise services Earnings per share high single-digit growth  enterprise security  enterprise systems Announced divestiture of select software and services businesses to prioritize investments for IBM’s integrated high-value model Free cash flow realization >90%  blockchain 4

Commitment to Stockholder Engagement and Responsiveness

Stockholder Engagement

We have a continuous practice of meeting with a significant number of our largest investors throughout the year to solicit and incorporate feedback into our practices and disclosures

Engaging with Stockholders → Gathering Feedback → Continually Enhancing Practices

2018 Proxy Season

100+
# of stockholders we engaged with prior to the 2018 Annual Meeting

>70%
% of IBM's institutional ownership we engaged with prior to the 2018 Annual Meeting

250,000
# of registered and beneficial stockholders we reached out to, which represents a majority of our retail stockholder base

2018 Off Season

>50%
% of the shares voted at the 2018 Annual Meeting that directors and senior management offered to engage with

>30%
% of the shares voted at the 2018 Annual Meeting that directors and senior management engaged with on corporate governance, business strategy, executive compensation and sustainability

Recent Outcomes of Engagement:	
Governance	• Changed Presiding Director title to Lead Director • Continued focus on active Board refreshment and Diversity • Committee chair and member rotation
Compensation	• Added a relative ROIC modifier to PSUs granted beginning in 2018 • Reduced maximum annual incentive plan opportunity for CEO from 3x to 2x target • For the 2019 annual incentive, total IBM revenue will replace Strategic Imperatives revenue metric
Corporate Social Responsibility	• Enhanced proxy disclosure on corporate responsibility and sustainability • Ensured IBM attendees with sustainability expertise were available for dialogue with investors • Held a webcast devoted exclusively to sustainability topics

5

Executive Compensation Aligns with High-Value Business Model Compensation Compensation Committee ensures that our pay programs for our senior executives are closely aligned to IBM’s strategy and performance • Market competitive cloud platform company multiple years Relative ROIC Modifier: Measures return on invested capital, demonstrating the company’s differentiated high-value model versus peers • • Typically vest over four years 6 69% At-Risk Long-Term Short-Term The CEO’s total target compensation is unchanged from 2018 to 2019 • Operating Cash Flow (40%): Measures ability to reinvest and return value to stockholders • Operating Net Income (40%): Measures our profit and operational success • Strategic Imperatives Revenue (20%): Promotes shift to a cognitive solutions and 2019 Enhancement Replaced Strategic Imperative revenue with IBM revenue as an annual incentive metric • Three-Year Performance Period • Operating Earnings Per Share (70%): Measures profitability on a per-share basis • Free Cash Flow (30%): Measures ability to reinvest and return value to stockholders over 2018 CEO Pay Mix Base Salary (8%) Annual Incentive (25%) Performance Share Units (44%) Restricted Stock Units (23%)

Performance-Based Executive Compensation Compensation Annual and long-term incentive program target metrics are set at rigorous levels, with pay-at-risk designed to balance short-and long-term business objectives LONG-TERM PERFORMANCE SHARE UNIT PAYOUTS AS % OF TARGET CEO ANNUAL INCENTIVE PROGRAM AS % OF TARGET 2018 Annual Incentive Program score reflects a 15 point downward qualitative adjustment. Even though overall results were strong in 2018, performance was not with the consistency that management set for itself across all markets and units 150 150 arget Target (100%) 100 100 100%) 50 50 0 0 20132014201520162017 2018 2012-2014 2013-2015 2014-2016 2015-2017 2016-2018 CEO TOTAL ACTUAL PAYOUT AS % OF TARGET ANNUAL COMPENSATION Target (100%) 100 Total actual payout ranged from 54% to 89% of target annual compensation over the last five years, reflecting our rigorous performance goals 50 0 2014 2015 2016 2017 2018 7 74% 55% 54% 81% 89% 99% T 82% 52% 32% 67% ( 90% 90% 99% 102% 0% 81%

Governance

Thoughtful Approach to Active Board Refreshment

Our Director Nominees, all leaders in their respective fields, have a deep understanding of our business and extensive industry expertise to contribute diverse and fresh perspectives

VIRGINIA ROMETTY



Chairman, President and CEO, IBM

Lead Director

MICHAEL ESKEW



Retired Chairman and CEO, UPS

DAVID FARR



Chairman and CEO, Emerson Electric Co.

ALEX GORSKY



Chairman and CEO, Johnson & Johnson

SHIRLEY ANN JACKSON



President, Rensselaer Polytechnic Institute

ANDREW LIVERIS



Retired Exec. Chairman, DowDuPont

Retired Chairman and CEO, Dow Chemical

JOSEPH SWEDISH



Sr. Advisor, Retired Chairman, Pres. CEO, Anthem, Inc.

SIDNEY TAUREL



Chairman Emeritus, Eli Lilly and Co.

Chairman, Pearson plc

PETER VOSER



Retired CEO, Royal Dutch Shell plc

Chairman, ABB Ltd.

FREDERICK WADDELL



Retired Chairman and CEO, Northern Trust Corporation

As part of our **robust and proactive refreshment efforts** we **added two new directors in 2019**:

ADMIRAL MICHELLE HOWARD, Retired Admiral, US Navy



- The first woman to become a four-star admiral, and the first African American and first woman to be named Vice Chair of Naval Operations
- Admiral Howard's experience with cybersecurity and technology in the digital age will benefit IBM stockholders

DR. MARTHA POLLACK, President, Cornell University



- Computer scientist and leader in the field of AI, key skills and expertise for IBM
- Dr. Pollack's perspectives on education and the use of technology to improve lives provide value to IBM and its stockholders

Industry Expertise Key:

Healthcare:
Energy:
Government:
Financial Services:
Manufacturing:
Information Technology:
Transport & Logistics:
Research & Development:
Chemicals:

8

Optimal Mix of Skills and Experience for Director Nominees Governance The Board is committed to ongoing, proactive refreshment and maintaining a diversity of backgrounds, talents and perspectives Industry leaders with deep executive and oversight experience Less Than 5 Years 5-10 Years Global experience necessary to oversee a business of IBM’s scale, scope and complexity Critical skill given industry trends and transformation Key insight into IBM’s regulatory environment More Than 10 Years Average tenure is 6.7 years Transformation Experience led complex organizations company’s innovation and 9 Emphasis on Diversity Building the Right Board for IBM: Key Director Attributes 33% 50% Diverse Diverse Directors Chairs Business Operation, Innovation, and • 100% of IBM Directors have • Key to Board’s oversight of transformation issues Industry Experience • IBM’s Directors have experience leading organizations in a variety of industries, enhancing the Board’s knowledge and perspectives on contemporary business Global Perspective • Every IBM Director has international experience • Board’s diverse and international experience is crucial for IBM, which operates in more than 175 countries worldwide Public Company Board 10 6 Directors Organizational Leadership and Management 12 3 Directors Global Business Operations 9 3 Directors Finance/Public Company CFO 7 Tech, Cybersecurity, or Digital 12 Government / Public Policy 12 Balanced Mix of Tenures Highly Qualified Director Nominees with Diverse Experiences

Commitment to Governance Best Practices The table below highlights practices that IBM embraces in support of strong governance Governance below market value 10 Compensation Governance Best Practices  Tie a significant portion of pay to Company performance  Maintain robust clawback provisions  Stock ownership guidelines for Chairman, CEO and SVPs  Utilize noncompetition and non-solicitation agreements  Remove impact of share repurchase on executive incentives × No individual severance or change-in-control agreements for NEOs × No excise tax gross-ups × No dividend equivalents on unearned RSUs/PSUs × No hedging or pledging of IBM stock × No stock option repricing, exchanges or options granted × No guaranteed incentive payouts × No accelerated vesting of equity awards for NEOs Stockholder Rights and Governance Best Practices  Annual election of directors  Robust independent lead director role  Stockholder special meeting right  Proxy access  Majority voting for directors  Annual Board self-evaluation  11 of 12 director nominees are independent  Signatory of Commonsense Principles 2.0 NEW  Endorser of Investor Stewardship Group Principles NEW × No supermajority voting provisions × No stockholder rights plan or poison pill

Corporate Responsibility is Smart Business Under the Board’s guidance and supervision, IBM’s longstanding commitment to the highest standards of corporate responsibility is an integral part of our long-term performance strategy Sustainability • We apply our technology and talent to create solutions for education, environmental sustainability, healthcare and more Programs like Pathways in Technology Early College High Schools (P-TECH) are leading the way in public education reform to address the global skills gap by integrating high school and college coursework with workplace opportunities • • • Responsibly sourced packaging materials Conduct environmental supplier audits Foster supplier diversity globally U.N. Sustainable Development Goals (SDGs) 17 interconnected initiatives aimed at building an inclusive and sustainable world • • Apply the Responsible Business Alliance (RBA) Supplier Code of Conduct Our products, services, and solutions enable clients to drive improved sustainability  IBM’s contributions toward the achievement of certain SDGs can be found at www.ibm.com/ibm/ environment/news/ibm_unsdgs _2018.pdf • Recognized global leader in workplace diversity, inclusion and equality. Only tech company to win the 2018 Catalyst Award for the advancement of women, and IBM is the only company to be recognized for a fourth time Programs such as Tech Re-Entry and Business Resource Groups create an equal opportunity workforce • Use innovative technology and deep expertise to minimize our environmental impact and develop smarter solutions for a more sustainable world In 2017, we reduced CO2 emissions at our managed locations by 42.9% versus our 2005 baseline, exceeding our goal to reduce emissions by 35% by 2020 • • • Visit www.ibm.com/ibm/responsibility/ to learn more about these initiatives and to read our latest Corporate Responsibility Report 11 DIVERSITY & INCLUSION ENVIRONMENT CORPORATE CITIZENSHIP SUPPLY CHAIN

Voting Item 5: Stockholder Proposal on Written Consent The Board recommends a vote AGAINST this proposal and believes that action by written consent without prior notice to all stockholders is not in the best interest of stockholders Proposals  Majority written consent would allow a bare majority of stockholders to act without a meeting, let alone notice to the other IBM stockholders  By contrast, IBM’s current practices, including a special meeting right, guarantee that notice and an opportunity to be heard is given to all stockholders prior to a stockholder vote  This allows for meaningful discourse and deliberation to occur before important decisions are made affecting IBM  This transparency and fairness for all stockholders would be negated with a majority written consent provision 12 The Board does not believe that majority written consent is an appropriate corporate governance model for a widely-held public company like IBM

Voting Item 6: Stockholder Proposal on Independent Chairman Proposals The Board recommends a vote AGAINST this proposal because the Board’s flexibility to determine the appropriate leadership structure is essential and IBM has a robust Lead Director role ensuring effective independent oversight The Board believes the Company’s current leadership structure is in the best interests of IBM stockholders: IBM’s Lead Director role is robust and ensures effective independent oversight at all times: Lead Director Michael L. Eskew • Retired Chairman & CEO, UPS • Global business, technology, leadership and oversight experience  The full Board reviews our leadership structure annually to ensure the allocation of responsibilities remains appropriate  The Board’s flexibility to determine the appropriate Board leadership structure is essential  IBM’s current leadership structure is optimal for the Company at this time  There is no conclusive evidence to support that a separate, independent Chairman leads to enhanced oversight or increased value for IBM stockholders  IBM stockholders have continuously supported the current leadership structure with the majority of stockholders voting against this proposal multiple times 13 As Lead Director, Mr. Eskew has the following core responsibilities:  Presides at all Board meetings at which the Chairman is not present and leads a session of non-management directors at each meeting  Serves as liaison between the Chairman and the independent directors  Approves information sent to the Board  Approves meeting agendas and meeting schedules  Has the authority to call meetings of the independent directors  Available for consultation and direct communication In addition to core responsibilities, Mr. Eskew also:  Conducts one-on-one debriefs with the Chairman after each meeting  Analyzes CEO performance in executive sessions in conjunction with the Executive Compensation & Management Resources Committee chair  Reviews feedback from the Board and Committee evaluation process  Engages with senior management outside of Board meetings to ensure a deep understanding of business and strategy  Attends other committee meetings

We Request Your Support at the 2019 Annual Meeting of Stockholders Proposals Public Accounting Firm 14 To express our appreciation for your participation in our annual meeting, IBM will make a $1 charitable donation to AnitaB.org on behalf of every stockholder account that votes this year. AnitaB.org is a global nonprofit organization that connects, inspires, and guides women in technology. The Board asks that you vote: For all management proposals Against both stockholder proposals FOR Election of all Twelve Director Nominees FOR Ratification of PricewaterhouseCoopers LLP as IBM’s Independent Registered  FOR Advisory Vote on Executive Compensation FOR Approval of Long-term Incentive Performance Terms for Certain Executives for Awards Eligible for Transitional Relief Pursuant to Section 162(m) of the Internal Revenue Code AGAINST Stockholder Proposal on the Right to Act by Written Consent AGAINST Stockholder Proposal to Have an Independent Board Chairman

[LOGO]

Appendix A 16

Forward-Looking Statements and Non-GAAP Information Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. Those statements by their nature address matters that are uncertain to different degrees. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations. Any forward-looking statement made during this presentation speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward-looking statements. These charts and the associated remarks and comments are integrally related, and are intended to be presented and understood together. In an effort to provide additional and useful information regarding the company’s financial results and other financial information, as determined by generally accepted accounting principles (GAAP), these materials contain certain non-GAAP financial measures on a continuing operations basis, specifically free cash flow. The rationale for management’s use of this non-GAAP information and its reconciliation are included on page 61 of the Company’s Annual Report, which is Exhibit 13 to the Form 10-K submitted to the SEC on February 26, 2019. Note: ROIC is based on GAAP from continuing operations and equals Net Operating Profits after Tax (adjusted for one-time tax reform charge) divided by the average sum of total debt and total stockholders' equity. 17

[E-MAIL]

Dear IBM Senior Leaders:

Re: Voting Your IBM Shares for the 2019 Annual Meeting

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2019 Annual Meeting. By now you should have received a copy of IBM’s 2019 Proxy Statement along with the proxy card or notice of Internet availability of proxy materials. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker. We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have. Please make sure to vote all of the proxy voting cards that you receive or follow the instructions on the notice of Internet availability of proxy materials, if applicable.

In 2018, IBM returned to full-year revenue growth, generating $79.6 billion in revenue including $19.2 billion in Cloud revenues with an as-a-Service exit run rate of $12.2 billion.  We grew our Strategic Imperatives of cloud, analytics, mobile, social and security to nearly $40 billion, up 9%, with Strategic Imperatives now accounting for about half of IBM’s total revenue. We returned $10.1 billion to you, our stockholders, in dividends and gross share repurchases. We increased our dividend for the 23rd consecutive year, and 2018 was IBM’s 103rd straight year of providing one.  With help from IBM, our clients are now ready to enter Chapter 2 of their digital reinventions: shifting from experimenting with narrow and disparate AI applications and moving simple workloads to the cloud to true business transformation at scale with AI and hybrid cloud.  As a part of this new chapter in digital reinvention, IBM is now moving the world’s major enterprises to the next era, which is enhanced by the Company’s announcement in October that it would acquire Red Hat, thereby accelerating IBM’s high-value business model and reinforcing IBM’s position as the #1 hybrid cloud provider.  The closing of the Red Hat acquisition is subject to regulatory clearance and continues to be expected in the second half of 2019.

It is important that you show your support for IBM and vote your shares. In particular, we are asking you to support management and the Board of Directors by casting your vote:

•                  FOR Item of Business 1: Election of our Directors

•                  FOR Item of Business 2: Ratification of our Independent Accounting Firm

•                  FOR Item of Business 3: Say on Pay Proposal

•                  FOR Item of Business 4: Approval of Long-Term Incentive Performance Terms for Certain Executives for Awards Eligible for Transitional Relief Pursuant to Section 162(m) of the Internal revenue Code

•                  AGAINST Item of Business 5: Stockholder Proposal on the Right to Act by Written Consent

•                  AGAINST Item of Business 6: Stockholder Proposal to Have an Independent Board Chairman

For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  If you hold your shares in street name (e.g., Morgan Stanley, Bank of America Merrill Lynch, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form. In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part. In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation. If you do not receive a copy of the Proxy Statement or notice of Internet availability of proxy materials by Thursday, April 18, 2019, please contact Bob Wilt at infoibm@us.ibm.com. Please do not hesitate to call me at 914-499-XXXX if you have questions or comments.

Sincerely,

/s/ Christina M. Montgomery
Christina M. Montgomery
Vice President and Secretary